Exhibit 99.1

PRESS RELEASE

FOR RELEASE August 2, 2024

Board Leadership Update

Livermore, CA – August 2, 2024 – McGrath RentCorp (“McGrath”) (Nasdaq: MGRC), a leading business-to-business rental company in North America, today announced that Elizabeth A. Fetter resigned from the McGrath board of directors on August 1, 2024, for personal reasons after serving over ten years on the board.

“Liz was the first female independent director of the McGrath board and her insights as an experienced CEO brought fresh perspective to board discussions. She served as chair of the compensation committee for many years, actively worked to further diversify our board and contributed to the HR and compensation functions of our board. On behalf of the board and the company, I would like to thank Liz for her long service to McGrath and we wish her the best in her future pursuits,” said Bradly M. Shuster, chairman of the board.

Ms. Fetter said, “I am proud to have served as a director of McGrath for more than a decade while working to help grow the company alongside my respected board peers, talented management team and dedicated employees. I have witnessed the company’s remarkable achievements and am excited for its future.”

ABOUT MCGRATH:

McGrath RentCorp (Nasdaq: MGRC) is a leading business-to-business rental company in North America with a strong record of profitable business growth. Founded in 1979, McGrath’s operations are centered on modular solutions through its Mobile Modular and Mobile Modular Portable Storage businesses. In addition, its TRS-RenTelco business offers electronic test equipment rental solutions. The Company’s rental product offerings and services are part of the circular supply economy, helping customers work more efficiently, and sustainably manage their environmental footprint. With over 40 years of experience, McGrath’s success is driven by a focus on exceptional customer experiences. This focus has underpinned the Company’s long-term financial success and supported over 30 consecutive years of annual dividend increases to shareholders, a rare distinction among publicly listed companies.

McGrath is headquartered in Livermore, California. Additional information about McGrath and its businesses is available at mgrc.com and investors.mgrc.com.